Summary of Shenzhen Land Use Right Grant Agreement Entered into by and between Shenzhen Municipal Bureau of Land Resources and Housing Management (“Party A”)and Shenzhen BAK Battery Co., Ltd (“Party B”) on June 29th, 2007

Main Terms:
➢
On the signing date of this agreement, Party A assigns the land use right of the land no. G15322-0057) with an area of 199,998.43 square meters to Part B, and Party B has no objection to the current status of the land. It deems that the Party A has delivered the land to Party B since the signing date of the agreement.

➢	The term for the land use right is 50 years, from June 29th, 2007 to June 28th, 2057;
➢	The ownership of the land is People’s Republic of China. Both natural resource and treasure trove under the ground are out of the range of the remised right to the use of land.
➢	The regulation for land usage:
²	Coverage ratio (Construction density): ≤45%;

²	Plot ratio (construction area density): ≤1.20;

²	Total construction area should be less than 240,000 square meters;
➢	The land use right fee includes:
²	Land grant fee is RMB 13,383,239;
²	Land development fee is RMB 19,999,843; and
²	Related municipal utility facilities fee is RMB 55,838,513.
²	A total of RMB 89,221,595,
The retainer fee for signing of this agreement is 20% of the land grant fee.
➢	Party B agrees to pay off the land use right fee on the date of signing this agreement.

Summary of the articles omitted:
➢	Overdue payment
➢	Government law
➢	Maturity and renew regulations
➢	Validity
➢	Dispute settlement
➢	Miscellaneous
➢	Text copies